Exhibit 4.1

DESCRIPTION OF THE COMPANY’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The common stock of Bridgewater Bancshares, Inc. (the “Company,” which is also referred to herein as “we,” “our” or “us”) is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.  The following description of the material terms of the Company’s common stock is only a summary. This summary does not purport to be a complete description of the terms and conditions of the Company’s common stock in all respects and is subject to and qualified in its entirety by reference to the Company’s Second Amended and Restated Articles of Incorporation (“Articles of Incorporation”) and the Company’s Amended and Restated Bylaws (“Bylaws”), each of which are filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part, as well as the Minnesota Business Corporation Act, as amended (the “MBCA”), and any other documents referenced in the summary and from which the summary is derived.

Authorized Shares of Capital Stock

Our Articles of Incorporation authorize the issuance of up to 75,000,000 shares of common stock, par value $0.01 per share, and up to 10,000,000 shares of preferred stock, par value $0.01 per share. Our common stock is listed on the Nasdaq Capital Market under the symbol “BWB.”

Common Stock

Governing Documents.   Holders of shares of our common stock have the rights set forth in our Articles of Incorporation, our Bylaws and Minnesota law.

Dividends and Distributions.   The holders of our common stock are entitled to share equally in any dividends that our board of directors may declare from time to time out of funds legally available for dividends, subject to limitations under Minnesota law and any preferential rights of holders of our then outstanding preferred stock.

Ranking.    Our common stock ranks junior to all other securities and indebtedness of the Company with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of our common stock are entitled to share equally, on a per share basis, in all of our assets available for distribution, after payment to creditors and subject to any prior distribution rights granted to holders of any then outstanding shares of preferred stock.

No Conversion Rights.    Our common stock is not convertible into any other shares of our capital stock.

No Preemptive Rights.    Holders of our common stock do not have any preemptive rights.

Voting Rights.    The holders of our common stock are entitled to one vote per share on any matter to be voted on by the shareholders. The holders of our common stock are not entitled to cumulative voting rights with respect to the election of directors. A plurality of the shares voted shall elect all of the directors then standing for election at a meeting of shareholders at which a quorum is present.

No Redemption.    We have no obligation or right to redeem our common stock.

Fully Paid and Nonassessable.  All outstanding shares of the Company common stock are fully paid and non-assessable.

Preferred Stock

Subject to limitations under applicable Minnesota law, our board of directors is authorized to issue, from time to time and without shareholder approval, up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of the shares of each such series, including the dividend rights, conversion rights, voting rights, redemption rights (including sinking fund provisions), liquidation preferences and the number of shares constituting any series. The issuance of preferred stock with voting and conversion rights could adversely affect the voting power of the holders of shares of our common stock. The shares of preferred stock will, when issued against full payment of their purchase price, be fully paid and nonassessable.

Anti-Takeover Provisions

General.  Applicable law and certain provisions of our Articles of Incorporation and Bylaws could have the effect of delaying or deferring the removal of incumbent directors or delaying, deferring or discouraging another party from acquiring control of us, even if such removal or acquisition would be viewed by our shareholders to be in their best interests. We believe that these provisions are beneficial because they encourage negotiation with our board of directors, which could result in improved terms of any unsolicited proposal.

Articles of Incorporation; Bylaws.

•

Staggered Board.    Our Articles of Incorporation provide for three classes of directors, each of which is to be elected on a staggered basis for a term of three years, which prevents a majority of our directors from being removed at a single annual meeting. Our Articles of Incorporation and Bylaws provide that the board of directors consists of a minimum of 5 directors and a maximum of 11 directors.

•

Written Consent of Shareholders Must be Unanimous.    Any action required or permitted to be taken at an annual or special meeting of the shareholders may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, but only if the written action is signed by all of the shareholders entitled to vote on the action.

•

Special Meetings of Shareholders.    Except as may be required by the MBCA or the terms of any class or series of preferred stock issued in the future, special meetings of our shareholders may be called only by (a) the Chief Executive Officer, (b) the Chairman of the Board, (c) the President, (d) any two or more directors, or (d) by the Chairman of the Board or the Chief Executive Officer of the Company upon written request of one or more shareholders of record holding at least 10% of the voting power of all shares entitled to vote (25% if the meeting is for the purpose of considering any action related to a business combination, including an action to change or otherwise affect the composition of our board of directors for such purpose) and complying with the notice procedures set forth in our Bylaws.

•

Requirements for Advance Notification of Shareholder Nominations and Proposals.    Our Bylaws establish advance notice procedures with respect to shareholder proposals and nominations of candidates for election as directors. These procedures provide that notice of such shareholder proposal must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information required to be provided by our Bylaws.

•

Issuance of Blank Check Preferred Stock.    The board of directors is authorized to issue, without further action by our shareholders, up to 10,000,000 shares of preferred stock with rights and preferences designated from time to time by the board of directors as described above under “Preferred Stock.” The existence of authorized but unissued shares of preferred stock may enable the board of directors to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise.

•

Removal of Directors.    Our Articles of Incorporation and Bylaws provide that directors may only be removed for cause and only upon the affirmative vote of a majority of the total voting power of the outstanding shares of capital stock of the Company entitled to vote in any annual election of directors.

Minnesota Law.  We are governed by the provisions of Sections 302A.671, 302A.673 and 302A.675 of the MBCA. These provisions may discourage a negotiated acquisition or unsolicited takeover of us and deprive our shareholders of an opportunity to sell their shares at a premium over the market price.

In general, Section 302A.671 of the MBCA provides that a corporation’s shares acquired in a control share acquisition have no voting rights unless voting rights are approved in a prescribed manner. A “control share acquisition” is a direct or indirect acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors.

In general, Section 302A.673 of the MBCA prohibits any business combination by us, or any of our subsidiaries, with an interested shareholder, which means any shareholder that purchases 10% or more of our voting shares within four years following such interested shareholder’s share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of our board of directors before the interested shareholder's share acquisition date.

Section 302A.675 of the MBCA generally prohibits an offeror from acquiring our shares within two years following the offeror’s last purchase of our shares pursuant to a takeover offer with respect to that class, unless our shareholders are able to sell their shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer. This statute will not apply if the acquisition of shares is approved by a committee of disinterested members of our board of directors before the purchase of any shares by the offeror pursuant to the earlier takeover offer.

Federal Banking Law.  The ability of a third party to acquire our stock is also limited under applicable U.S. banking laws, including regulatory approval requirements. The Bank Holding Company Act of 1956, as amended, or BHCA, requires any “bank holding company” to obtain the approval of the Federal Reserve before acquiring, directly or indirectly, more than 5% of our outstanding common stock.

Federal law also prohibits any person or company from acquiring “control” of an FDIC-insured depository institution or its holding company without prior notice to the appropriate federal bank regulator. “Control” is conclusively presumed to exist upon the acquisition of 25% or more of the outstanding voting securities of a bank or bank holding company, but may arise under certain circumstances between 10% and 24.99% ownership.

Sole and Exclusive Forum

Our Bylaws provide that, unless we consent in writing to an alternative forum, the state or federal courts in Hennepin County, Minnesota shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the MBCA, the Articles of Incorporation or the Bylaws of the Company, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said courts having personal jurisdiction over the indispensable parties named as defendants therein. However, Section 27 of the Securities Exchange Act of 1934, as amended, or Exchange Act, creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, Section 22 of the Securities Act of 1933, as amended, or Securities Act, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, there is uncertainty as to whether a court would enforce such a provision, and our shareholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision of our Bylaws. The exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits. The enforceability of similar exclusive forum provisions in other companies’ charter documents has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the provision of our bylaws to be inapplicable or unenforceable.

4